AGREEMENT

     Agreement made this 31st day of October 1996, between Med-Tex Corporation (Med-Tex); Enpak Medical Corporation (Enpak or the Company); and Regent Development Holdings Limited (Regent).

                                     Recitals

     Whereas Med-Tex is the holder of 12,700 shares of Enpak stock, which constitutes all (or 100%) of the issued and outstanding shares of Enpak; and

     Whereas Med-Tex is desirous of selling, and Regent is desirous of buying the Company, on the terms and conditions herein provided,

     Now therefore, the parties do hereby agree as follows:

                                 I.  Sale of Stock

     Med-Tex agrees to sell its shares of Enpak stock to Regent, and Regent agrees to purchase the 12,750 shares of corporate stock for $1.00, the receipt and sufficiency of which are hereby acknowledged.

                                 II.  Sale of Business

     The parties acknowledge that Enpak is in grave financial difficulty, with long term debt exceeding $1,000,000 and current operating losses of over $250,000. Regent understands that this share purchase constitutes a sale of Enpak's entire business, including any and all debts and/or liabilities of the Company, including but not limited to any liabilities disclosed in any of Med-Tex's Quarterly or Annual Reports filed with the Securities and Exchange Commission.

                               IV.  Release and Waiver

     Regent hereby release Scott Crawford and Karen Pollino, the current officers and directors of Enpak from any and all liability arising from either of their acts/actions as corporate officers or directors except as to intentional or negligent acts resulting in injury or damages to third parties.

                      V.  Representations and Warranties

     The parties acknowledge that they have entered this agreement in reliance on the following representations and warranties:

A. Regent represents that it has reviewed the Company's current financial statements and received all requested and necessary information in order for it to evaluate the risks, and economics of this purchase.

B. All parties represent and warrant that the execution and delivery of this Agreement has been authorized by each parties' respective board of directors and shareholders.

C. All parties represent and warrant that the authorized stock of the Company consists of 100,000 shares of common stock, $.0001 par value per share, of which 12,750 shares are issued and outstanding and Med-Tex further represents and warrants that its shares are unencumbered, and are not subject to any voting trust, voting agreement or other agreement regarding the voting thereon.

D. All parties understand that Enpak is delinquent in various state and federal and local income, sales, use, franchise, gross revenue, turnover, excise, payroll, property, and/or employment taxes.

E. Regent understands that Enpak is delinquent in payment on almost all of its liabilities, and collection proceedings or litigation may be imminent.

F.  Med-Tex represents and warrants that no monies are owed to it by Enpak.

                              VI.  Indemnification

     In addition to any other remedies available to any of the parties herein, each party agrees to indemnify, defend and hold harmless the other, and such other's officer's, directors, employees, agents and representatives against and with respect to any and all claims, costs, damages, losses, expenses, obligations, liabilities, recoveries, suits, causes of action and deficiencies, including interest, penalties and reasonable attorney's fees and expenses (collectively the damages) that such other shall incur or suffer, which arise,

























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
result from or relate to any breach of, or failure by any other party hereto to perform, any of such parties' representations, warranties, covenants contained in any terms of this agreement.

                                VIII. Miscellaneous

A. This agreement shall be binding and inure to the benefit of the parties, and their respective heirs, guardians, legal representatives, successors and assigns.

B.  This agreement shall be governed by the laws of the State of  Nevada.

C. If for any reason any of the provisions of this agreement shall be held invalid, it is the parties intent that all remaining provisions remain valid and enforceable.

D. This agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one and the same instrument.

E. This agreement may be amended, modified or superseded only by written instrument executed by each party hereto.

F. This agreement sets forth the entire agreement of the parties with respect to the transactions contemplated hereby.

Executed on this 8th day of November, 1996.

(REGISTRANT)                 MED-TEX CORPORATION
BY (SIGNATURE)               /s/ Scott Crawford
(NAME AND TITLE)             Scott Crawford, President
(DATE)                       November 8, 1996


                             ENPAK MEDICAL CORPORATION
BY (SIGNATURE)               /s/ Scott Crawford
(NAME AND TITLE)             Scott Crawford, President
(DATE)                       November 8, 1996


                             REGENT DEVELOPMENT HOLDINGS, LIMITED
BY (SIGNATURE)               /s/ Andy Lai
(NAME AND TITLE)             Andy Lai, President
(DATE)                       November 8, 1996















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